Exhibit 99.2

Supplemental Combined Statement of Income	Phillips 66 Partners LP

	Millions of Dollars
	Nine Months Ended September 30
	2017*	2016
Revenues and Other Income
Operating revenues—related parties	$648	534
Operating revenues—third parties	32	22
Equity in earnings of affiliates	147	88
Other income	11	1
Total revenues and other income	838	645

Costs and Expenses
Operating and maintenance expenses	239	162
Depreciation	88	71
General and administrative expenses	52	50
Taxes other than income taxes	24	24
Interest and debt expense	72	31
Other expenses	1	—
Total costs and expenses	476	338
Income before income taxes	362	307
Provision for income taxes	2	1
Net income	360	306
Less: Net income attributable to Predecessors	61	103
Net income attributable to the Partnership	299	203
Less: General partner’s interest in net income attributable to the Partnership	112	63
Limited partners’ interest in net income attributable to the Partnership	$187	140

Net Income Attributable to the Partnership Per Limited Partner Unit—Basic and Diluted (dollars)	$1.72	1.53

Cash Distributions Paid Per Limited Partner Unit (dollars)	$1.759	1.444

Weighted-Average Limited Partner Units Outstanding—Basic and Diluted (thousands)
Common units—public	44,996	32,007
Common units—Phillips 66	64,047	59,408
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.
See Notes to Supplemental Combined Financial Statements.

Supplemental Combined Statement of Comprehensive Income	Phillips 66 Partners LP

	Millions of Dollars
	Nine Months Ended September 30
	2017*	2016

Net Income	$360	306
Defined benefit plans
Plan sponsored by equity affiliate, net of tax	—	1
Other comprehensive income	—	1
Comprehensive Income	$360	307
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.
See Notes to Supplemental Combined Financial Statements.

Supplemental Combined Balance Sheet	Phillips 66 Partners LP

	Millions of Dollars
	September 30 2017*	December 31 2016
Assets
Cash and cash equivalents	$2	2
Accounts receivable—related parties	66	76
Accounts receivable—third parties	4	7
Materials and supplies	12	11
Prepaid expenses	3	4
Total current assets	87	100
Equity investments	1,874	1,142
Net properties, plants and equipment	2,893	2,675
Goodwill	185	185
Deferred rentals and other	7	7
Total Assets	$5,046	4,109

Liabilities
Accounts payable—related parties	$10	12
Accounts payable—third parties	31	31
Accrued property and other taxes	21	10
Accrued interest	29	26
Short-term debt	42	15
Deferred revenues	25	14
Other current liabilities	1	3
Total current liabilities	159	111
Long-term debt	2,348	2,396
Asset retirement obligations	10	9
Accrued environmental costs	2	2
Deferred income taxes	5	2
Deferred revenues and other	22	23
Total Liabilities	2,546	2,543

Equity
Net investment—Predecessors	725	—
Common unitholders—public (2017—46,458,478 units issued and outstanding; 2016—43,134,902 units issued and outstanding)	1,966	1,795
Common unitholder—Phillips 66 (2017 and 2016—64,047,024 units issued and outstanding)	472	476
General partner—Phillips 66 (2017 and 2016—2,187,386 units issued and outstanding)	(662)	(704)
Accumulated other comprehensive loss	(1)	(1)
Total Equity	2,500	1,566
Total Liabilities and Equity	$5,046	4,109
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.
See Notes to Supplemental Combined Financial Statements.

Supplemental Combined Statement of Cash Flows	Phillips 66 Partners LP

	Millions of Dollars
	Nine Months Ended September 30
	2017*	2016
Cash Flows From Operating Activities
Net income	$360	306
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	88	71
Deferred taxes	2	1
Adjustment to equity earnings for cash distributions received	—	(4)
Deferred revenues and other	(2)	9
Other	8	4
Working capital adjustments
Decrease (increase) in accounts receivable	13	(15)
Decrease (increase) in materials and supplies	(1)	(1)
Decrease (increase) in prepaid expenses and other current assets	2	(2)
Increase (decrease) in accounts payable	—	7
Increase (decrease) in accrued interest	2	(17)
Increase (decrease) in deferred revenues	11	5
Increase (decrease) in other accruals	3	7
Net Cash Provided by Operating Activities	486	371

Cash Flows From Investing Activities
Cash and restricted cash received from combination of business	318	—
Collection of loan receivable	8	—
Cash capital expenditures and investments	(308)	(321)
Return of investment from equity affiliates	32	10
Other	—	(24)
Net Cash Provided by (Used in) Investing Activities	50	(335)

Cash Flows From Financing Activities
Net contributions (to) from Phillips 66 (from) to Predecessors	(178)	41
Acquisition of noncontrolling interest in Sweeny Frac LLC	—	(656)
Issuance of debt	1,383	428
Repayment of debt	(1,641)	(686)
Issuance of common units	171	972
Quarterly distributions to common unitholders—public	(78)	(41)
Quarterly distributions to common unitholder—Phillips 66	(113)	(86)
Quarterly distributions to General Partner—Phillips 66	(96)	(50)
Other cash contributions from Phillips 66	16	11
Net Cash Used in Financing Activities	(536)	(67)

Net Change in Cash, Cash Equivalents and Restricted Cash	—	(31)
Cash, cash equivalents and restricted cash at beginning of period	2	50
Cash, Cash Equivalents and Restricted Cash at End of Period	$2	19
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.
See Notes to Supplemental Combined Financial Statements.

Supplemental Combined Statement of Changes in Equity	Phillips 66 Partners LP

	Millions of Dollars
	Partnership
	Common Unitholders Public	Common Unitholder Phillips 66	General Partner Phillips 66	Accum. Other Comprehensive Loss	Net Investment— Predecessors	Total

December 31, 2015	$809	233	(650)	(2)	1,054	1,444
Net income attributable to Predecessors	—	—	—	—	103	103
Net contributions from Phillips 66—Predecessors	—	—	—	—	88	88
Issuance of common units	971	—	—	—	—	971
Allocation of net investment to unitholders	—	233	33	—	(266)	—
Net income attributable to the Partnership	51	89	63	—	—	203
Other comprehensive income	—	—	—	1	—	1
Quarterly cash distributions to unitholders and General Partner	(41)	(86)	(50)	—	—	(177)
Other contributions from Phillips 66	—	—	4	—	—	4
September 30, 2016	$1,790	469	(600)	(1)	979	2,637

December 31, 2016	$1,795	476	(704)	(1)	—	1,566
Net income attributable to Predecessors*	—	—	—	—	61	61
Net contributions from Phillips 66—Predecessors*	—	—	—	—	664	664
Issuance of common units	171	—	—	—	—	171
Net income attributable to the Partnership	78	109	112	—	—	299
Quarterly cash distributions to unitholders and General Partner	(78)	(113)	(96)	—	—	(287)
Other contributions from Phillips 66	—	—	26	—	—	26
September 30, 2017*	$1,966	472	(662)	(1)	725	2,500
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.

	Common Units Public	Common Units Phillips 66	General Partner Units Phillips 66	Total Units

December 31, 2015	24,138,750	58,349,042	1,683,425	84,171,217
Units issued in public equity offerings	18,996,152	—	—	18,996,152
Units issued associated with acquisitions	—	1,813,745	295,178	2,108,923
September 30, 2016	43,134,902	60,162,787	1,978,603	105,276,292

December 31, 2016	43,134,902	64,047,024	2,187,386	109,369,312
Units issued in public equity offerings	3,323,576	—	—	3,323,576
September 30, 2017	46,458,478	64,047,024	2,187,386	112,692,888
See Notes to Supplemental Combined Financial Statements.

Notes to Supplemental Combined Financial Statements	Phillips 66 Partners LP

Note 1—Business and Basis of Presentation
Unless otherwise stated or the context otherwise indicates, all references to “Phillips 66 Partners,” “the Partnership,” “us,” “our,” “we,” or similar expressions refer to Phillips 66 Partners LP, including its consolidated subsidiaries. References to Phillips 66 may refer to Phillips 66 and/or its subsidiaries, depending on the context. References to our “General Partner” refer to Phillips 66 Partners GP LLC, and references to Phillips 66 PDI refer to Phillips 66 Project Development Inc., the Phillips 66 subsidiary that holds a limited partner interest in us.

Supplemental Combined Financial Statements
On October 6, 2017, we acquired a 25 percent interest in each of Dakota Access, LLC and Energy Transfer Crude Oil Company, LLC (collectively, the Bakken Pipeline) and a 100 percent interest in Merey Sweeny, L.P. (MSLP) from Phillips 66. This acquisition was deemed to be between entities under common control which, under applicable accounting guidelines, requires the assets and liabilities to be transferred at historical cost, with prior periods retroactively adjusted to furnish comparative information. Because we have not yet filed post-combination results reflecting this acquisition, we are providing these supplemental combined financial statements and related notes to combine the results of operations and financial position of the acquired assets with the Partnership’s results of operations and financial position for the period from February 1, 2017, through September 30, 2017. For periods prior to February 1, 2017, both the Bakken Pipeline and MSLP investments were accounted for under the equity method of accounting by Phillips 66 and, thus, were not subject to retrospective adjustments. See Note 4—Acquisitions for additional information on the acquisition.

Description of the Business
We are a growth-oriented master limited partnership formed to own, operate, develop and acquire primarily fee-based crude oil, refined petroleum products and natural gas liquids (NGL) pipelines, terminals and other transportation and midstream assets. Our common units trade on the New York Stock Exchange under the symbol PSXP.

Our assets consist of crude oil, refined petroleum products and NGL transportation, processing, terminaling and storage systems, as well as an NGL fractionator. We conduct our operations through both wholly owned and joint-venture operations. The majority of our wholly owned assets are associated with, and are integral to the operation of, nine of Phillips 66’s owned or joint-venture refineries.

We primarily generate revenue by providing fee-based transportation, processing, terminaling, storage and NGL fractionation services to Phillips 66 and other customers. Our equity affiliates primarily generate revenue from transporting and terminaling NGL, refined petroleum products and crude oil. Since we do not own any of the NGL, crude oil and refined petroleum products we handle and do not engage in the trading of NGL, crude oil and refined petroleum products, we have limited direct exposure to risks associated with fluctuating commodity prices, although these risks indirectly influence our activities and results of operations over the long term.

Basis of Presentation
We have acquired assets from Phillips 66 that were considered transfers of businesses between entities under common control. This required the transactions to be accounted for as if the transfers had occurred at the beginning of the transfer period, with prior periods retrospectively adjusted to furnish comparative information. Accordingly, the accompanying supplemental combined financial statements and related notes have been retrospectively adjusted to include the historical results and financial position of these acquired businesses prior to the effective date of each acquisition. We refer to these pre-acquisition operations as those of our “Predecessors.”

The combined financial statements of our Predecessors were derived from the accounting records of Phillips 66 and reflect the combined historical results of operations, financial position and cash flows of our Predecessors as if such businesses had been combined for all periods presented.

All intercompany transactions and accounts of our Predecessors have been eliminated. The assets and liabilities of our Predecessors in these supplemental combined financial statements have been reflected on a historical cost basis because the transfer of the Predecessors to us took place within the Phillips 66 consolidated group. The supplemental combined statement of income also includes expense allocations for certain functions performed by Phillips 66, including operational support services such as engineering and logistics and allocations of general corporate expenses related to executive oversight, accounting, treasury, tax, legal, information technology and procurement. These allocations were based primarily on relative carrying values of properties, plants and equipment (PP&E) and equity-method investments, or number of terminals and pipeline miles, and secondarily on activity-based cost allocations. Our management believes the assumptions underlying the allocation of expenses from Phillips 66 are reasonable. Nevertheless, the financial results of our Predecessors may not include all of the actual expenses that would have been incurred had our Predecessors been a stand-alone publicly traded partnership during the periods presented.

Note 2—Interim Financial Information

The interim financial information presented in these supplemental combined financial statements is unaudited and includes all known accruals and adjustments necessary, in the opinion of management, for a fair presentation of our financial position, results of operations and cash flows for the periods presented. Unless otherwise specified, all such adjustments are of a normal and recurring nature. Certain notes and other information have been condensed or omitted from the interim financial information included in these statements. Therefore, these interim supplemental combined financial statements should be read in conjunction with the audited consolidated financial statements and notes included in our 2016 Annual Report on Form 10-K. The results of operations for the nine months ended September 30, 2017, are not necessarily indicative of the results to be expected for the full year.

Note 3—Changes in Accounting Principles

Effective January 1, 2017, we early adopted Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2017-04, “Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment,” which eliminates the second step from the goodwill impairment test. Under the revised test, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. This ASU is applied prospectively to goodwill impairment tests performed on or after January 1, 2017.

Effective January 1, 2017, we early adopted ASU No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash.” The new update changes the classification and presentation of restricted cash in the statement of cash flows. The amendment requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash and restricted cash equivalents. As a result of the combination of businesses under common control as described in Note 4—Acquisitions, our supplemental combined cash flow statement reflects the receipt of restricted cash as part of the combination. See Note 12—Restricted Cash for more information.

Effective January 1, 2017, we early adopted ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.” The new update clarifies how certain cash receipts and cash payments should be presented and classified in the statement of cash flows. In addition, the new update clarifies that when cash receipts and cash payments have aspects of more than one class of cash flows and cannot be separated, classification will depend on the predominant source or use. Adoption of this ASU on a retrospective basis did not have a material impact on our supplemental combined financial statements.

Note 4—Acquisitions

River Parish Acquisition
In November 2016, we acquired the River Parish NGL System, a non-affiliated party’s NGL logistics assets located in southeast Louisiana, consisting of pipelines and storage caverns connecting multiple fractionation facilities, refineries and a petrochemical facility. At the acquisition date, we recorded $183 million of PP&E and $3 million of goodwill. Our acquisition accounting was finalized during the first quarter of 2017, with no change to the provisional amounts recorded in 2016.

During 2016, we completed three acquisitions that were considered transfers of businesses between entities under common control, and therefore the related acquired assets were transferred at historical carrying value. Because these acquisitions were common control transactions in which we acquired businesses, our historical financial statements have been retrospectively adjusted as if we owned the acquired assets for all periods presented.

Fractionator Acquisitions
Initial Fractionator Acquisition. In February 2016, we entered into a Contribution, Conveyance and Assumption Agreement (CCAA) with subsidiaries of Phillips 66 to acquire a 25 percent controlling interest in Phillips 66 Sweeny Frac LLC (Sweeny Frac LLC) for total consideration of $236 million (the Initial Fractionator Acquisition). Total consideration consisted of the assumption of a $212 million note payable to a subsidiary of Phillips 66 and the issuance of 412,823 common units to Phillips 66 PDI and 8,425 general partner units to our General Partner to maintain its 2 percent general partner interest. The Initial Fractionator Acquisition closed in March 2016.

Subsequent Fractionator Acquisition. In May 2016, we entered into a CCAA with subsidiaries of Phillips 66 to acquire the remaining 75 percent interest in Sweeny Frac LLC and 100 percent of the Standish Pipeline for total consideration of $775 million (the Subsequent Fractionator Acquisition). Total consideration consisted of the assumption of $675 million of notes payable to a subsidiary of Phillips 66 and the issuance of 1,400,922 common units to Phillips 66 PDI and 286,753 general partner units to our General Partner to maintain its 2 percent general partner interest in us after also taking into account the public offering we completed in May 2016. The Subsequent Fractionator Acquisition closed in May 2016.

Eagle Acquisition
In October 2016, we entered into a CCAA with subsidiaries of Phillips 66 to acquire certain pipeline and terminal assets supporting four Phillips 66-operated refineries (the Eagle Acquisition). We paid Phillips 66 total consideration of $1,305 million, consisting of $1,109 million in cash and the issuance of 3,884,237 common units to Phillips 66 PDI and 208,783 general partner units to our General Partner to maintain its 2 percent general partner interest. The Eagle Acquisition closed in October 2016.

Bakken Pipeline/MSLP Acquisition
On September 19, 2017, we entered into a CCAA with subsidiaries of Phillips 66 to acquire an indirect 25 percent interest in each of Dakota Access, LLC and Energy Transfer Crude Oil Company, LLC (together, Bakken Pipeline) and a direct 100 percent interest in Merey Sweeny, L.P. (MSLP and the acquisitions pursuant to the CCAA, collectively, the Bakken Pipeline/MSLP Acquisition). We paid Phillips 66 total consideration of $1.65 billion, consisting of $372 million in cash, the assumption of $588 million of promissory notes payable to Phillips 66 and a $450 million term loan under which Phillips 66 was the obligor, and the issuance of 4,713,113 common units to P66 PDI and 292,665 general partner units to our General Partner to maintain its 2 percent general partner interest. The Bakken Pipeline/MSLP Acquisition closed on October 6, 2017.

See Note 15—Subsequent Events for additional information related to the assets acquired in the Bakken Pipeline/MSLP Acquisition.

The following tables present our previously reported results of operations and financial position giving effect to the Bakken Pipeline/MSLP Acquisition. The results of operations, balance sheets and cash flows of the Initial Fractionator Acquisition, Subsequent Fractionator Acquisition and Eagle Acquisition are included in our previously reported consolidated statement of income, consolidated balance sheet and consolidated statement of cash flows for the periods presented, within the first column. The second column in all tables presents the retrospective adjustments made to our historical financial information for the related acquired assets prior to the effective date of acquisition. The third column in all tables presents our supplemental combined financial information as retrospectively adjusted.

	Millions of Dollars
	Nine Months Ended September 30, 2017
Supplemental Combined Statement of Income	Phillips 66 Partners LP (As previously reported)	Acquired Bakken Pipeline/ MSLP Assets Predecessor	Combined Results
Revenues and Other Income
Operating revenues—related parties	$563	85	648
Operating revenues—third parties	32	—	32
Equity in earnings of affiliates	111	36	147
Other income	7	4	11
Total revenues and other income	713	125	838

Costs and Expenses
Operating and maintenance expenses	188	51	239
Depreciation	82	6	88
General and administrative expenses	48	4	52
Taxes other than income taxes	23	1	24
Interest and debt expense	71	1	72
Other expenses	1	—	1
Total costs and expenses	413	63	476
Income before income taxes	300	62	362
Provision for income taxes	1	1	2
Net income	299	61	360
Less: Net income attributable to Predecessors	—	61	61
Net income attributable to the Partnership	299	—	299
Less: General partner’s interest in net income attributable to the Partnership	112	—	112
Limited partners’ interest in net income attributable to the Partnership	$187	—	187

	Millions of Dollars
	September 30, 2017
Supplemental Combined Balance Sheet	Phillips 66 Partners LP (As previously reported)	Acquired Bakken Pipeline/ MSLP Assets Predecessor	Combined Results
Assets
Cash and cash equivalents	$2	—	2
Accounts receivable—related parties	66	—	66
Accounts receivable—third parties	4	—	4
Materials and supplies	12	—	12
Prepaid expenses	3	—	3
Total current assets	87	—	87
Equity investments	1,265	609	1,874
Net properties, plants and equipment	2,675	218	2,893
Goodwill	185	—	185
Deferred rentals and other	7	—	7
Total Assets	$4,219	827	5,046

Liabilities
Accounts payable—related parties	$10	—	10
Accounts payable—third parties	31	—	31
Accrued property and other taxes	21	—	21
Accrued interest	29	—	29
Short-term debt	17	25	42
Deferred revenues	25	—	25
Other current liabilities	2	(1)	1
Total current liabilities	135	24	159
Long-term debt	2,273	75	2,348
Asset retirement obligations	10	—	10
Accrued environmental costs	2	—	2
Deferred income taxes	3	2	5
Deferred revenues and other	21	1	22
Total Liabilities	2,444	102	2,546

Equity
Net investment—Predecessors	—	725	725
Common unitholders—public (2017—46,458,478 units issued and outstanding; 2016—43,134,902 units issued and outstanding)	1,966	—	1,966
Common unitholder—Phillips 66 (2017 and 2016—64,047,024 units issued and outstanding)	472	—	472
General partner—Phillips 66 (2017 and 2016—2,187,386 units issued and outstanding)	(662)	—	(662)
Accumulated other comprehensive loss	(1)	—	(1)
Total Equity	1,775	725	2,500
Total Liabilities and Equity	$4,219	827	5,046

	Millions of Dollars
	Nine Months Ended September 30, 2017
Supplemental Combined Statement of Cash Flows	Phillips 66 Partners LP (As previously reported)	Acquired Bakken Pipeline/ MSLP Assets Predecessor	Combined Results
Cash Flows From Operating Activities
Net income	$299	61	360
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	82	6	88
Deferred taxes	1	1	2
Adjustment to equity earnings for cash distributions received	2	(2)	—
Deferred revenues and other	(2)	—	(2)
Other	9	(1)	8
Working capital adjustments
Decrease (increase) in accounts receivable	13	—	13
Decrease (increase) in materials and supplies	(1)	—	(1)
Decrease (increase) in prepaid expenses and other current assets	1	1	2
Increase (decrease) in accrued interest	3	(1)	2
Increase (decrease) in deferred revenues	11	—	11
Increase (decrease) in other accruals	4	(1)	3
Net Cash Provided by Operating Activities	422	64	486

Cash Flows From Investing Activities
Cash and restricted cash received from combination of business	—	318	318
Collection of loan receivable	—	8	8
Cash capital expenditures and investments	(227)	(81)	(308)
Return of investment from equity affiliates	28	4	32
Net Cash Provided by (Used in) Investing Activities	(199)	249	50

Cash Flows From Financing Activities
Net contributions to Phillips 66 from Predecessors	—	(178)	(178)
Issuance of debt	1,383	—	1,383
Repayment of debt	(1,506)	(135)	(1,641)
Issuance of common units	171	—	171
Quarterly distributions to common unitholders—public	(78)	—	(78)
Quarterly distributions to common unitholder—Phillips 66	(113)	—	(113)
Quarterly distributions to General Partner—Phillips 66	(96)	—	(96)
Other cash contributions from Phillips 66	16	—	16
Net Cash Used in Financing Activities	(223)	(313)	(536)

Net Change in Cash, Cash Equivalents and Restricted Cash	—	—	—
Cash, cash equivalents and restricted cash at beginning of period	2	—	2
Cash, Cash Equivalents and Restricted Cash at End of Period	$2	—	2

Note 5—Equity Investments

The following table summarizes our equity investments.

		Millions of Dollars
	Percentage Ownership	Carrying Value
		September 30 2017*	December 31 2016

DCP Sand Hills Pipeline, LLC (Sand Hills)	33.34%	$478	445
DCP Southern Hills Pipeline, LLC (Southern Hills)	33.34	208	212
Explorer Pipeline Company (Explorer)	21.94	124	126
Phillips 66 Partners Terminal LLC (Phillips 66 Partners Terminal)	70.00	57	72
Paradigm Pipeline LLC (Paradigm)	50.00	130	117
Bayou Bridge Pipeline, LLC (Bayou Bridge)	40.00	171	115
STACK Pipeline LLC (STACK)	50.00	97	55
Bakken Pipeline	25.00	609	—
Total equity investments		$1,874	1,142
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.

Earnings from our equity investments were as follows:

	Millions of Dollars
	Nine Months Ended September 30
	2017*	2016

Sand Hills	$58	48
Southern Hills	20	21
Explorer	18	17
Phillips 66 Partners Terminal	5	—
Paradigm	(2)	—
Bayou Bridge	8	2
STACK	4	—
Bakken Pipeline	36	—
Total equity in earnings of affiliates	$147	88
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.

On June 1, 2017, the Bakken Pipeline commenced operations. Prior to June 1, 2017, the Bakken Pipeline did not have sufficient equity at risk to fully fund the construction of all assets required for principal operations, and thus represented variable interest entities until operations commenced. The Bakken Pipeline was not consolidated as Phillips 66 was not the primary beneficiary.

Note 6—Properties, Plants and Equipment

Our investment in PP&E, with the associated accumulated depreciation, was:

	Millions of Dollars
	September 30 2017*	December 31 2016

Land	$19	19
Buildings and improvements	87	88
Pipelines and related assets**	1,352	1,335
Terminals and related assets**	631	610
Rail racks and related assets**	137	137
Fractionator and related assets**	616	615
Processing and related assets**	215	—
Caverns and related assets**	583	569
Construction-in-progress	62	27
Gross PP&E	3,702	3,400
Less: Accumulated depreciation	809	725
Net PP&E	$2,893	2,675
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.
**Assets for which we are the lessor.

Note 7—Debt

Debt at September 30, 2017, and December 31, 2016, was:

	Millions of Dollars
	September 30, 2017*
	Fair Value Hierarchy			Total Fair Value	Balance Sheet Carrying Value
	Level 1	Level 2**	Level 3

2.646% Senior Notes due 2020	$—	302	—	302	300
3.605% Senior Notes due 2025	—	499	—	499	500
3.550% Senior Notes due 2026	—	490	—	490	500
4.680% Senior Notes due 2045	—	291	—	291	300
4.900% Senior Notes due 2046	—	631	—	631	625
Tax-exempt bonds	—	100	—	100	100
Revolving credit facility at 2.45% at September 30, 2017	—	87	—	87	87
Total	$—	2,400	—	2,400	2,412
Net unamortized discounts and debt issuance costs					(22)
Total debt					2,390
Short-term debt					(42)
Long-term debt					$2,348
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.
**Fair value was estimated using observable market prices.

	Millions of Dollars
	December 31, 2016
	Fair Value Hierarchy			Total Fair Value	Balance Sheet Carrying Value
	Level 1	Level 2*	Level 3

2.646% Senior Notes due 2020	$—	298	—	298	300
3.605% Senior Notes due 2025	—	490	—	490	500
3.550% Senior Notes due 2026	—	483	—	483	500
4.680% Senior Notes due 2045	—	277	—	277	300
4.900% Senior Notes due 2046	—	599	—	599	625
Revolving credit facility at 1.98% at December 31, 2016	—	210	—	210	210
Total	$—	2,357	—	2,357	2,435
Net unamortized discounts and debt issuance costs					(24)
Total debt					2,411
Short-term debt					(15)
Long-term debt					$2,396
*Fair value was estimated using observable market prices.

Revolving Credit Facility
At September 30, 2017, and December 31, 2016, we had an aggregate of $87 million and $210 million, respectively, borrowed and outstanding under our $750 million revolving credit facility.

Tax-Exempt Bonds
In connection with the Bakken Pipeline/MSLP Acquisition, we assumed four tranches of tax-exempt bonds issued by the Brazos River Harbor Navigation District. Each of the four tranches was issued in the amount of $25 million, with tranches maturing in 2018, 2020 and two tranches in 2021.

All four tranches accrue interest monthly based on a daily rate derived by the remarketing agent for the bonds. The interest rates are designed to represent the lowest rate acceptable by the tax-exempt, variable-rate bond market and approximate the tax-exempt bonds trading at par. At September 30, 2017, the rate for all four tranches averaged 1.14 percent.

Senior Bonds
In May 2017 and prior to their maturity, we repaid MSLP senior bonds assumed in the Bakken Pipeline/MSLP Acquisition with a carrying value of $136 million on the repayment date, which resulted in an immaterial gain.

Note 8—Equity

ATM Program
In June 2016, we filed a prospectus supplement to the shelf registration statement for our continuous offering program that became effective with the Securities and Exchange Commission in May 2016, related to the continuous issuance of up to an aggregate of $250 million of common units, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of our offerings (such continuous offering program, or at-the-market program, is referred to as our ATM Program). For the nine months ended September 30, 2017, on a settlement date basis, we issued 3,323,576 common units under our ATM Program, which generated net proceeds of $171 million. For the nine months ended September 30, 2016, on a settlement date basis, we issued 346,152 common units under our ATM Program, generating net proceeds of $19 million. Since inception through September 30, 2017, we have issued an aggregate of 3,669,728 common units under our ATM Program, generating net proceeds of $190 million, after broker commissions of

$2 million. The net proceeds from sales under the ATM Program are used for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

Common Unit Offerings
In August 2016, we completed a public offering of 6,000,000 common units representing limited partner interests at a price of $50.22 per common unit. We received proceeds (net of underwriting discounts and commissions) of $299 million from the offering. We utilized the net proceeds to repay the note assumed as part of the Initial Fractionator Acquisition and to repay other short-term borrowings incurred to fund our acquisition of an additional interest in Explorer and our contribution to form STACK Pipeline. See Note 4—Acquisitions for additional information.

In May 2016, we completed a public offering, consisting of an aggregate of 12,650,000 common units representing limited partner interests at a price of $52.40 per common unit. We received proceeds (net of underwriting discounts and commissions) of $656 million from the offering. We utilized the net proceeds to partially repay debt assumed as part of the Subsequent Fractionator Acquisition. See Note 4—Acquisitions for additional information.

Note 9—Net Income Per Limited Partner Unit

Net income per limited partner unit is computed by dividing the limited partners’ interest in net income attributable to the Partnership by the weighted-average number of common units outstanding for the period. The classes of participating securities as of September 30, 2017, included common units, general partner units and incentive distribution rights (IDRs). Basic and diluted net income per limited partner unit are the same because we do not have potentially dilutive instruments outstanding.

Net income earned by the Partnership is allocated between the limited partners and the General Partner (including the General Partner’s IDRs) in accordance with our partnership agreement. First, earnings are allocated based on actual cash distributions made to our unitholders, including those attributable to the General Partner’s IDRs. To the extent net income attributable to the Partnership exceeds or is less than cash distributions, this difference is allocated based on the unitholders’ respective ownership percentages, after consideration of any priority allocations of earnings.

When our financial statements are retrospectively adjusted after a dropdown transaction, the earnings of the acquired business, prior to the closing of the transaction, are allocated entirely to our General Partner and presented as net income (loss) attributable to Predecessors. The earnings per unit of our limited partners prior to the close of the transaction do not change as a result of a dropdown transaction. After the closing of a dropdown transaction, the earnings of the acquired business are allocated in accordance with our partnership agreement as previously described.

	Millions of Dollars
	Nine Months Ended September 30
	2017	2016

Net income attributable to the Partnership	$299	203
Less: General partner’s distribution declared (including IDRs)*	111	63
Limited partners’ distribution declared on common units*	209	145
Distributions in excess of net income attributable to the Partnership	$(21)	(5)
*Distribution declared attributable to the indicated periods.

	General Partner (including IDRs)	Limited Partners’ Common Units	Total
Nine Months Ended September 30, 2017
Net income attributable to the Partnership (millions):
Distribution declared	$111	209	320
Distribution less than (in excess of) net income attributable to the Partnership	1	(22)	(21)
Net income attributable to the Partnership	$112	187	299

Weighted-average units outstanding—basic and diluted		109,042,961

Net income per limited partner unit—basic and diluted (dollars)		$1.72

Nine Months Ended September 30, 2016
Net income attributable to the Partnership (millions):
Distribution declared	$63	145	208
Distribution in excess of net income attributable to the Partnership	—	(5)	(5)
Net income attributable to the Partnership	$63	140	203

Weighted-average units outstanding—basic and diluted		91,414,459

Net income per limited partner unit—basic and diluted (dollars)		$1.53

On October 18, 2017, the Board of Directors of our General Partner declared a quarterly cash distribution of $0.646 per limited partner unit which, combined with distributions to our General Partner, resulted in total distributions of $121 million attributable to the third quarter of 2017. This distribution was paid on November 13, 2017, to unitholders of record as of October 31, 2017.

Note 10—Contingencies

From time to time, lawsuits involving a variety of claims that arise in the ordinary course of business are filed against us. We also may be required to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical, mineral and petroleum substances at various sites. We regularly assess the need for accounting recognition or disclosure of these contingencies. In the case of all known contingencies (other than those related to income taxes), we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. In the case of income-tax-related contingencies, we use a cumulative probability-weighted loss accrual in cases where sustaining a tax position is less than certain.

Based on currently available information, we believe it is remote that future costs related to known contingent liability exposures will exceed current accruals by an amount that would have a material adverse impact on our combined financial statements. As we learn new facts concerning contingencies, we reassess our position both with respect to accrued liabilities and other potential exposures. Estimates particularly sensitive to future changes include any contingent liabilities recorded for environmental remediation, tax and legal matters. Estimated future environmental remediation costs are subject to change due to such factors as the uncertain magnitude of cleanup costs, the unknown time and extent of such remedial actions that may be required, and the determination of our liability in proportion to that of other potentially responsible parties. Estimated future costs related to tax and legal matters are subject to change as events evolve and as additional information becomes available during the administrative and litigation processes.

Environmental
We are subject to extensive federal, state and local environmental laws and regulations. We record accruals for contingent environmental liabilities based on management’s best estimates, using all information that is available at the time. We measure estimates and base liabilities on currently available facts, existing technology, and presently enacted laws and regulations, taking into account stakeholder and business considerations. When measuring environmental liabilities, we also consider our prior experience in remediation of contaminated sites, other companies’ cleanup experience, and data released by the U.S. Environmental Protection Agency or other organizations. We consider unasserted claims in our determination of environmental liabilities, and we accrue them in the period they are both probable and reasonably estimable.

At both September 30, 2017, and December 31, 2016, our total environmental accrual was $2 million. In the future, we may be involved in additional environmental assessments, cleanups and proceedings.

Legal Proceedings
Under our amended omnibus agreement, Phillips 66 provides certain services for our benefit, including legal support services, and we pay an operational and administrative support fee for these services. Phillips 66’s legal organization applies its knowledge, experience and professional judgment to the specific characteristics of our cases, employing a litigation management process to manage and monitor the legal proceedings against us. The process facilitates the early evaluation and quantification of potential exposures in individual cases and enables tracking of those cases that have been scheduled for trial and/or mediation. Based on professional judgment and experience in using these litigation management tools and available information about current developments in all our cases, Phillips 66’s legal organization regularly assesses the adequacy of current accruals and recommends if adjustment of existing accruals, or establishment of new accruals, is required. As of September 30, 2017, and December 31, 2016, we did not have any material accrued contingent liabilities associated with litigation matters.

Indemnification and Excluded Liabilities
Under our amended omnibus agreement and pursuant to the terms of various agreements under which we acquired assets from Phillips 66, Phillips 66 will indemnify us, or assume responsibility, for certain environmental liabilities, tax liabilities, litigation and any other liabilities attributable to the ownership or operation of the assets contributed to us and that arose prior to the effective date of each acquisition. These indemnifications and exclusions from liability have, in some cases, time limits and deductibles. When Phillips 66 performs under any of these indemnifications or exclusions from liability, we recognize a non-cash expense and an associated non-cash capital contribution from our General Partner, as these are considered liabilities paid for by a principal unitholder.

We have assumed, and have agreed to pay, discharge and perform as and when due, all liabilities arising out of or attributable to the ownership or operation of the assets, or other activities occurring in connection with and attributable to the ownership or operation of the assets, from and after the effective date of each acquisition.

Note 11—Cash Flow Information

2016 Subsequent Fractionator Acquisition
The Subsequent Fractionator Acquisition had both cash and noncash elements. The historical book value of the net assets acquired was $871 million. Of this amount, $656 million was a financing cash outflow, representing the acquisition of the noncontrolling interest in Sweeny Frac LLC, through the repayment of a portion of the debt assumed in the transaction. The remaining debt financing balance of $19 million represented a noncash investing and financing activity.

The remaining $196 million of book value was attributed to the common and general partner units issued (a noncash investing and financing activity).

2016 Initial Fractionator Acquisition
The Initial Fractionator Acquisition was a noncash transaction. The historical book value of the net assets of our 25 percent interest acquired was $283 million. Of this amount, $212 million was attributed to the note payable assumed (a noncash investing and financing activity). The remaining $71 million was attributed to the common and general partner units issued (a noncash investing and financing activity).

Capital Expenditures
Our capital expenditures and investments consisted of:

	Millions of Dollars
	Nine Months Ended September 30
	2017*	2016
Capital Expenditures and Investments
Cash capital expenditures and investments	$308	321
Change in capital expenditure accruals	(2)	(23)
Total capital expenditures and investments	$306	298
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.

	Millions of Dollars
	Nine Months Ended September 30
	2017	2016
Capital Expenditures and Investments
Capital expenditures and investments attributable to the Partnership	$225	207
Capital expenditures attributable to Predecessors*	81	91
Total capital expenditures and investments*	$306	298
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.

	Millions of Dollars
	Nine Months Ended September 30
	2017	2016
Other Noncash Investing and Financing Activities
PP&E, equity investments and loan receivable received from combination of business(1)	$821	—
Debt assumed from combination of business(1)	238	—
Certain liabilities of acquired assets retained by Phillips 66(2)	—	45
(1)See Note 4—Acquisitions for additional information related to the Bakken Pipeline/MSLP Acquisition. In July 2017, the $59 million outstanding balance on the acquired loan receivable was written-off as a noncash distribution to Phillips 66.
(2)Certain liabilities of assets acquired from Phillips 66 were retained by Phillips 66, pursuant to the terms of various agreements under which we acquired those assets. See Note 10—Contingencies for additional information on excluded liabilities associated with acquisitions from Phillips 66.

Note 12—Restricted Cash

At September 30, 2017, the Partnership did not have any restricted cash. The restrictions on the cash received in February 2017, as a result of the Bakken Pipeline/MSLP Acquisition, were fully removed in the second quarter of 2017 when MSLP’s outstanding debt that contained lender restrictions on the use of cash was paid in full. See Note 4—Acquisitions for additional information on the acquisition.

Note 13—Related Party Transactions

Commercial Agreements
We have entered into multiple commercial agreements with Phillips 66, including transportation services agreements, terminal services agreements, storage services agreements, stevedoring services agreements, a fractionation service agreement, a tolling services agreement, and rail terminal services agreements. Under these long-term, fee-based agreements, we provide transportation, terminaling, storage, stevedoring, fractionation, processing, and rail terminal services to Phillips 66, and Phillips 66 commits to provide us with minimum quarterly throughput volumes of crude oil, NGL, feedstock, and refined petroleum products or minimum monthly service fees. Under our transportation, processing, and terminaling services agreements, if Phillips 66 fails to transport, throughput or store its minimum throughput volume during any quarter, then Phillips 66 will pay us a deficiency payment based on the calculation described in the agreement.

Amended Operational Services Agreement
Under our amended operational services agreement, we reimburse Phillips 66 for providing certain operational services to us in support of our pipelines and terminaling, processing, and storage facilities. These services include routine and emergency maintenance and repair services, routine operational activities, routine administrative services, construction and related services and such other services as we and Phillips 66 may mutually agree upon from time to time.

Amended Omnibus Agreement
The amended omnibus agreement addresses our payment of an operating and administrative support fee and our obligation to reimburse Phillips 66 for all other direct or allocated costs and expenses incurred by Phillips 66 in providing general and administrative services. Additionally, the omnibus agreement addresses Phillips 66’s indemnification to us and our indemnification to Phillips 66 for certain environmental and other liabilities. Further, it addresses the granting of a license from Phillips 66 to us with respect to the use of certain Phillips 66 trademarks.

Tax Sharing Agreement
We have entered into a tax sharing agreement with Phillips 66 pursuant to which we reimburse Phillips 66 for our share of state and local income and other taxes incurred by Phillips 66 due to our results of operations being included in a combined or consolidated tax return filed by Phillips 66. Any reimbursement is limited to the tax that we (and our subsidiaries) would have paid had we not been included in a combined group with Phillips 66. Phillips 66 may use its tax attributes to cause its combined or consolidated group to owe no tax; however, we would nevertheless reimburse Phillips 66 for the tax we would have owed, even though Phillips 66 had no cash expense for that period.

Related Party Transactions
Significant related party transactions included in operating and maintenance expenses, general and administrative expenses and interest and debt expense were:

	Millions of Dollars
	Nine Months Ended September 30
	2017*	2016

Operating and maintenance expenses	$138	79
General and administrative expenses	49	41
Interest and debt expense	—	3
Total	$187	123
*Financial information has been retrospectively adjusted to reflect the combination of businesses under common control.

We pay Phillips 66 a monthly operational and administrative support fee under the terms of our amended omnibus agreement in the amount of $7 million. On October 6, 2017, in connection with the transaction described in Note 15—Subsequent Events, the omnibus agreement was amended and our monthly operational and administrative support fee was increased to $8 million prospectively. The operational and administrative support fee is for the provision of certain services, including: logistical services; asset oversight, such as operational management and supervision; corporate engineering services, including asset integrity and regulatory services; business development services; executive services; financial and administrative services (including treasury and accounting); information technology; legal services; corporate health, safety and environmental services; facility services; human resources services; procurement services; investor relations; tax matters; and public company reporting services. We also reimburse Phillips 66 for all other direct or allocated costs incurred on behalf of us, pursuant to the terms of our amended omnibus agreement. The classification of these charges between operating and maintenance expenses and general and administrative expenses is based on the functional nature of the services performed for our operations. Under our amended operational services agreement, we reimburse Phillips 66 for the provision of certain operational services to us in support of our pipeline, rail rack, fractionator, processing, terminaling, and storage facilities. Additionally, we pay Phillips 66 for insurance services provided to us. Operating and maintenance expenses also include volumetric gain/loss associated with volumes transported by Phillips 66.

During 2016, we paid $24 million to Phillips 66 to assume Phillips 66’s rights and obligations under an agreement to acquire the River Parish NGL System in southeast Louisiana. The payment to Phillips 66 is reflected as an “other” investing cash outflow in the supplemental combined statement of cash flows in 2016.

Other related party balances in our supplemental combined balance sheet consisted of the following, all of which were related to Phillips 66:

	Millions of Dollars
	September 30 2017	December 31 2016

Deferred rentals and other	$5	5
Deferred revenues	24	14
Deferred revenues and other	18	19

Note 14—New Accounting Standards

In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business,” which clarifies the definition of a business with the objective of adding guidance to assist in evaluating whether transactions should be accounted for as acquisitions of assets or businesses. The amendment provides a screen for determining when a transaction involves an acquisition of a business. If substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or a group of similar identifiable assets, then the transaction is not considered an acquisition of a business. If the screen is not met, then the amendment requires that, to be considered a business, the operation must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create an output. The guidance may reduce the number of transactions accounted for as business acquisitions. Public business entities should apply the guidance in ASU No. 2017-01 to annual periods beginning after December 15, 2017, including interim periods within those periods, with early adoption permitted. The amendment should be applied prospectively, and no disclosures are required at the effective date. We are currently evaluating the provisions of ASU No. 2017-01.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842).” In the new standard, the FASB modified its determination of whether a contract is a lease rather than whether a lease is a capital or operating lease under current accounting principles generally accepted in the United States (GAAP). A contract represents a lease if a transfer of control occurs over an identified property, plant and equipment for a period of time in exchange for consideration. Control over the use of the identified asset includes the right to obtain substantially all of the economic benefits from the use of the asset and the right to direct its use. The FASB continued to maintain two classifications of leases—financing and operating—which are substantially similar to capital and operating leases under current guidance. Under the new standard, assets and liabilities arising from operating leases will require recognition on the balance sheet. The effect of all leases in the statement of comprehensive income and the statement of cash flows will be largely unchanged. Lessor accounting will also be largely unchanged. Additional disclosures will be required for financing and operating leases for both lessors and lessees. Public business entities should apply the guidance in ASU No. 2016-02 for annual periods beginning after December 15, 2018, including interim periods within those annual periods, with early adoption permitted. Entities are required to adopt the ASU using a modified retrospective approach, subject to certain optional practical expedients, and apply its provisions to leasing arrangements existing at or entered into after the earliest comparative period presented in the financial statements. We are currently evaluating the provisions of ASU No. 2016-02 and assessing its impact on our supplemental combined financial statements. As part of our assessment work-to-date, we have formed an implementation team, commenced identification of our lease population and are evaluating lease software packages.

In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments-Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities,” to meet its objective of providing more decision-useful information about financial instruments. The majority of this ASU’s provisions amend only the presentation or disclosures of financial instruments; however, one provision affects net income. Equity investments carried under the cost method or lower of cost or fair value method of accounting, in accordance with current GAAP, will have to be carried at fair value upon adoption of ASU No. 2016-01, with changes in fair value recorded in net income. For equity investments that do not have readily determinable fair values, a company may elect to carry such investments at cost less impairments, if any, adjusted up or down for price changes in similar financial instruments issued by the investee, when and if observed. Public business entities should apply the guidance in ASU No. 2016-01 for annual periods beginning after December 15, 2017, and interim periods within those annual periods, with early adoption prohibited. We are currently evaluating the provisions of ASU No. 2016-01. Our initial review indicates that ASU No. 2016-01 will have a limited impact on our supplemental combined financial statements.

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606).” This ASU and other related updates issued are intended to improve comparability of revenue recognition practices across entities, industries, jurisdictions and capital markets and expand disclosure requirements. In August 2015, the FASB issued ASU No. 2015-14, “Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date.” The amendment in this ASU defers the effective date of ASU No. 2014-09 for all entities for one year. Public business entities should apply the guidance in ASU No. 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Early adoption is permitted only as of annual reporting periods beginning after December 31, 2016, including interim reporting periods within that reporting period. As part of our assessment work-to-date, we have formed an implementation team, completed training on the new ASU’s revenue recognition model and are continuing our contract review and documentation. Our expectation is to adopt the standard on January 1, 2018, using the modified retrospective application. Our evaluation of the new ASU is ongoing, which includes understanding the impact of adoption on earnings from equity method investments and revenue generated by lease arrangements. Based on our analysis to-date, we have not identified any material impact on our supplemental combined financial statements, other than disclosure.

Note 15—Subsequent Events

Bakken Pipeline/MSLP Acquisition
On September 19, 2017, we entered into a CCAA with subsidiaries of Phillips 66 to acquire an indirect 25 percent interest in each of Dakota Access, LLC and Energy Transfer Crude Oil Company, LLC and a direct 100 percent interest in MSLP.

The assets acquired are described below:

•
The Bakken Pipeline includes 1,926 combined pipeline miles which has 520,000 barrels per day (BPD) of crude oil capacity expandable to 570,000 BPD. There are receipt stations in North Dakota to access Bakken and Three Forks production, a delivery and receipt point in Patoka, Illinois, and delivery points in Nederland, Texas, including at the Phillips 66 Beaumont Terminal. The pipeline, which commenced commercial operations on June 1, 2017, is supported by long-term, fee-based contracts.

•
MSLP owns a 125,000 BPD capacity vacuum distillation unit and a 70,000 BPD capacity delayed coker unit. MSLP processes residue from heavy sour crude oil into liquid products and fuel-grade petroleum coke at the Phillips 66 Sweeny Refinery in Old Ocean, Texas.

In connection with the closing of the acquisition, MSLP and Phillips 66 entered into an amended and restated tolling services agreement, effective October 1, 2017, with a 15-year term that includes a base throughput fee and a minimum volume commitment from Phillips 66.

The Bakken Pipeline/MSLP Acquisition closed on October 6, 2017. We paid Phillips 66 total consideration of $1.65 billion, consisting of $372 million in cash, the assumption of $588 million of promissory notes payable to Phillips 66 and a $450 million term loan under which Phillips 66 was the obligor, and the issuance of 5,005,778 newly issued units, which were allocated as 4,713,113 common units to P66 PDI and 292,665 general partner units to our General Partner to maintain its 2 percent general partner interest. After the closing of the Bakken Pipeline/MSLP Acquisition, we repaid the $588 million of promissory notes and the $450 million term loan using proceeds from the private placement and debt issuances described below.

Debt and Equity Issuances
Private Placement of Preferred and Common Units. In part to fund the cash portion of the Bakken Pipeline/MSLP Acquisition consideration, on October 6, 2017, we closed on a private placement and issued the following:

•	13,819,791 perpetual convertible preferred units generating gross proceeds of $750 million.

•	6,304,204 common units generating gross proceeds of $300 million.

Together, the units issued in the private placement resulted in net proceeds, after deducting offering and transaction expenses, of approximately $1.03 billion.

We privately placed approximately 13.8 million Series A Perpetual Convertible Preferred Units (Preferred Units) representing limited partner interests for a price of $54.27 per unit. The Preferred Units rank senior to all common units with respect to distributions and rights upon liquidation. The holders of the Preferred Units are entitled to receive cumulative quarterly distributions equal to $0.678375 per unit, commencing for the quarter ended December 31, 2017, with a prorated amount from the date of issuance. Following the third anniversary of the issuance of the Preferred Units, the holders of the Preferred Units will receive as a quarterly distribution the greater of $0.678375 per unit or the amount of per-unit distributions paid to common unitholders as if such Preferred Units had converted into common units immediately prior to the record date.

The holders of the Preferred Units may convert their Preferred Units into common units, on a one-for-one basis, at any time after the second anniversary of the issuance date, in full or in part, subject to minimum conversion amounts and conditions. After the third anniversary of the issuance date, we may convert the Preferred Units into common units at any time, in whole or in part, subject to certain minimum conversion amounts and conditions, if the arithmetic average of the volume-weighted trading price of our common units is greater than $73.2645 per unit for the 20 day trading period immediately preceding the conversion notice date and the average trading volume of the common units is at least 100,000 for the preceding 20 trading days. The conversion rate for the Preferred Units shall be the quotient of (a) the sum of (i) $54.27, plus (ii) any unpaid cash distributions on the applicable Preferred Unit, divided by (b) $54.27. The holders of the Preferred Units are entitled to vote on an as-converted basis with the common unitholders and have certain other class voting rights with respect to any amendment to our partnership agreement that would adversely affect any rights, preferences or privileges of the Preferred Units. In addition, upon certain events involving a change in control, the holders of Preferred Units may elect, among other potential elections, to convert their Preferred Units to common units at the then change of control conversion rate.

Debt Issuances. On October 13, 2017, we closed on a public debt offering and issued $500 million aggregate principal amount of 3.750% Senior Notes due 2028 and an additional $150 million aggregate principal amount of our outstanding 4.680% Senior Notes due 2045. Interest on the Senior Notes due 2028 is payable semiannually in arrears on March 1 and September 1 of each year, commencing on March 1, 2018. The Senior Notes due 2045 are an additional issuance of our existing Senior Notes due 2045, and interest is payable semiannually in arrears on February 15 and August 15 of each year. The proceeds from the public debt offering have been applied to repay the remaining balances on the promissory notes and term loan assumed in the Bakken Pipeline/MSLP Acquisition and also will be used for general partnership purposes, including funding of future acquisitions and organic projects and the repayment of outstanding indebtedness under our revolving credit facility.